                                                              EXHIBIT (17)(l)

PROSPECTUS
THE COMPASS CAPITAL EQUITY AND BALANCED FUNDS

The Equity Income Fund
The Growth Fund
The Small Company Fund
The International Equity Fund
The Balanced Fund

JULY 1, 1995

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THE COMPASS CAPITAL GROUP (the Group) is a family of 16 mutual funds that offers you a convenient means of investing in one or more professionally managed portfolios of securities. Five of the Group's diversified Funds are described in this prospectus: the Equity Income, Growth, Small Company, and International Equity Funds, as well as the Balanced Fund (collectively, the Funds). Each Fund has its own investment objective and policies. Shares of each Fund are available through SEI Financial Services Company and through broker-dealers that have established dealer agreements with SEI Financial Services Company.

Please read this prospectus carefully before investing, and keep it on file for future reference. It contains information that can help you decide if a Fund's investment goals match your own. A Statement of Additional Information (SAI) dated July 1, 1995 has been filed with the Securities and Exchange Commission and is available free upon request by calling 1-800-451-8371. The SAI is incorporated in its entirety into this prospectus by reference.

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LIKE ALL MUTUAL FUNDS, THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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  MUTUAL FUND SHARES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR
  ENDORSED BY, ANY BANK, INCLUDING MIDLANTIC BANK, N.A. OR ANY OF ITS AFFILIATES OR CORRESPONDENTS. THE GROUP'S SHARES ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. INVESTMENT IN THE SHARES INVOLVES RISK, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED.

HOW TO READ THIS PROSPECTUS This prospectus gives you information that you should know about the Funds before investing. Brief descriptions are also provided throughout the prospectus to better explain certain key points. To find these helpful guides, look for this symbol:


TABLE OF CONTENTS

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
The Funds at a Glance  .............. 2  The Adviser...................... 13
Shareholder Transaction Expenses..... 4  The Sub-Advisers................. 14
Annual Operating Expenses............ 4  The Administrator................ 16
Financial Highlights................. 5  The Distributor ................. 16
Your Account and Doing Business          Performance ..................... 16
 with the Group...................... 6  Taxes............................ 17
Investment Objectives and Policies... 9  Additional Information About
General Investment Policies .........11   Doing Business with the Group... 18
Risk Factors and Special                 General Information.............. 20
 Considerations .....................12  Description of Permitted
                                          Investments .................... 21


THE FUNDS AT A GLANCE

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The following summary provides basic information about the Funds. This summary is qualified in its entirety by reference to the more detailed information provided elsewhere in this prospectus and in the SAI.

INVESTMENT OBJECTIVES AND POLICIES The Equity Income Fund seeks a combination of current income and capital appreciation by investing in common stocks, preferred stocks, and securities convertible into common stocks. The Growth Fund seeks primarily capital appreciation by investing in common stocks and securities convertible into common stocks. The Small Company Fund (formerly the Small Cap Value Fund) seeks primarily capital appreciation by investing in common stocks and securities convertible into common stocks of small market capitalization companies. The International Equity Fund seeks primarily long-term capital appreciation and, secondarily, income by investing principally in a portfolio of equity securities of companies domiciled outside of the United States. The Balanced Fund seeks to provide capital appreciation and current income by investing in common and preferred stocks, securities convertible into common stock and investment grade fixed income securities. See "Investment Objectives and Policies" on page 9, "General Investment Policies" on page 11, and "Description of Permitted Investments" on page 21.

UNDERSTANDING RISK Shares of the Funds, like shares of any mutual fund, will fluctuate in value, and when you sell your shares, they may be worth more or less than what you paid for them. International investing carries with it certain additional risks. There is no assurance that a Fund will achieve its investment objective. See "Investment Objectives and Policies" on page 9, "Risk Factors and Special Considerations" on page 12, and "Description of Permitted Investments" on page 21.

MANAGEMENT PROFILE Midlantic Bank, N.A. (Midlantic) serves as the investment adviser of all of the Funds, and has engaged sub-advisers to carry out the day-to-day management of the Equity Funds. Wellington Management Company serves as sub-adviser to the Equity Income and Growth Funds; Wall Street Associates serves as sub-adviser to the Small Company Fund; and Seligman Henderson Co. serves as sub-adviser to the International

Equity Fund. SEI Financial Management Corporation serves as the Group's administrator (the Administrator). See "The Adviser" on page 13, "The Sub-Advisers" on page 14, and "The Administrator" on page 16.

- Believing that no single investment manager can deliver outstanding performance in every investment category, Midlantic will on occasion select sub-advisers who have distinguished themselves within their areas of specialization to advise certain of the Funds.

YOUR ACCOUNT AND DOING BUSINESS WITH THE GROUP You may open an account with just $2,500 ($500 if your account is opened in connection with an Individual Retirement Account) and make additional investments with as little as $100. Shares are offered at net asset value per share plus a sales charge. Redemptions of a Fund's shares are made at net asset value per share. See "Your Account and Doing Business with the Group" on page 6.

DIVIDENDS The net investment income (exclusive of capital gains) of each of the Funds is distributed periodically as dividends. Any realized net capital gain is distributed at least annually. Distributions are paid in additional shares unless you elect to take the payment in cash. See "Dividends" on page 21.

INFORMATION For more information about the Funds, call 1-800-451-8371.

                     SHAREHOLDER TRANSACTION EXPENSES


                                                  EQUITY           SMALL
                                                  INCOME  GROWTH  COMPANY  INTERNATIONAL   BALANCED
                                                   FUND    FUND     FUND    EQUITY FUND      FUND
                                                  ------  ------  -------  -------------   --------
SHAREHOLDER TRANSACTION EXPENSES(1)
  (as a percentage of offering price)
Maximum Sales Charge Imposed on Purchases(2) ..... 4.50%   4.50%   4.50%        4.50%        4.50%
ANNUAL OPERATING EXPENSES
  (as a percentage of net assets)
  Advisory Fees ..................................  .70%    .70%    .90%         .90%         .70%
  Other Expenses .................................  .25%    .26%    .40%         .56%         .40%
  Total Fund Operating Expenses ..................  .95%    .96%   1.30%        1.46%        1.10%(3)

Example: You would pay the following expenses on a $1,000 investment in each of the Funds, assuming (1) imposition of the maximum sales load, (2) 5% annual return, and (3) redemption at the end of each time period:

                                                  EQUITY           SMALL
                                                  INCOME  GROWTH  COMPANY  INTERNATIONAL   BALANCED
                                                   FUND    FUND     FUND    EQUITY FUND      FUND
                                                  ------  ------  -------  -------------   --------
1 Year ........................................... $ 54    $ 54     $ 58       $ 59          $ 56
3 Years .......................................... $ 74    $ 74     $ 84       $ 89          $ 78
5 Years .......................................... $ 95    $ 96     $113       $121          $103
10 Years ......................................... $156    $158     $195       $212          $173

THE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN. The purpose of the expense table and example is to help you understand the various costs and expenses that an investor in each Fund will bear directly or indirectly. Additional information may be found under "The Adviser" on page 13, "The Administrator" on page 16, and "The Distributor" on page 16.

The rules of the Securities and Exchange Commission require that the maximum sales charge be reflected in the above table. However, certain investors may qualify for reduced sales charges. See "Your Account and Doing Business with the Group" on page 6.

-----------------
(1) Midlantic may charge account fees for automatic investment and other investment or trust services provided to customer accounts that invest in the Funds. There is a $7 charge for wiring redemption proceeds. See "Your Account and Doing Business with the Group" on page 6.

(2) There is no sales charge imposed upon certain purchases of shares of the Funds.

(3) Total Fund Operating Expenses for the Balanced Fund are restated to reflect current fees.

                             FINANCIAL HIGHLIGHTS

The table below sets forth certain financial information with respect to the per share data and ratios for the Funds. This information has been derived from financial statements audited by Coopers & Lybrand L.L.P., independent public accountants for the Group. Additional performance information is set forth in the 1995 Annual Report to Shareholders and is available free upon request by calling 1-800-451-8371.

For the period ended February 28, 1995

For a Share Outstanding Throughout each Period.


                                   REALIZED              DISTRIBUTIONS                                                   RATIO OF
                                     AND      ----------------------------------      NET                     NET        EXPENSES
           NET ASSET              UNREALIZED                           IN EXCESS     ASSET                   ASSETS         TO
             VALUE        NET      GAINS OR       NET                   OF NET       VALUE                   END OF      AVERAGE
           BEGINNING  INVESTMENT  (LOSSES) ON INVESTMENT    CAPITAL    REALIZED     END OF        TOTAL      PERIOD        NET
           OF PERIOD    INCOME    INVESTMENTS   INCOME       GAINS       GAINS      PERIOD       RETURN      (000)        ASSETS
           ---------  ----------  ----------- ----------    -------    ---------    -------      ------    ---------     --------
------------------
EQUITY INCOME FUND
------------------
   1995     $12.71       $0.30       $0.14      $(0.30)     $(0.99)         --       $11.86        3.87%   $288,889        0.95%
   1994      11.94        0.38        1.63       (0.39)      (0.85)         --        12.71       16.78     282,144        0.93
   1993      11.77        0.39        0.48       (0.39)      (0.31)         --        11.94        7.71     197,039        1.00
   1992      11.12        0.45        1.24       (0.46)      (0.58)         --        11.77       16.07     142,052        0.96
   1991       9.93        0.45        1.17       (0.43)         --          --        11.12       16.87      82,167        0.94
   1990(1)   10.00        0.32       (0.07)      (0.32)         --          --         9.93        7.79*     32,115        0.93*

-----------
GROWTH FUND
-----------
   1995     $11.31       $0.06       $0.22     $(0.06)     $(0.27)     $   --        $11.26        2.75%   $139,339        0.96%
   1994      11.19        0.05        0.46      (0.05)      (0.30)      (0.04)        11.31        4.74     150,602        0.94
   1993      11.36        0.13        0.26      (0.13)      (0.43)         --         11.19        3.49     153,876        0.98
   1992      11.72        0.21        1.35      (0.21)      (1.71)         --         11.36       14.93     115,473        1.00
   1991      10.28        0.22        1.44      (0.22)         --          --         11.72       16.40     113,335        0.92
   1990(1)   10.00        0.23        0.27      (0.22)         --          --         10.28        6.70*     81,998        0.90*

--------------------------------------------------
SMALL COMPANY FUND (FORMERLY SMALL CAP VALUE FUND)
--------------------------------------------------
   1995     $12.33       $0.10      $(0.70)    $(0.10)     $(0.62)         --        $11.01       (4.70)%   $26,393        1.30%
   1994      12.03        0.09        1.57      (0.09)      (1.27)         --         12.33       14.50      22,280        1.31
   1993      12.01        0.05        0.10      (0.04)      (0.09)         --         12.03        1.42      19,300        1.38
   1992(2)   10.00        0.04        2.01      (0.04)         --          --         12.01       32.73*     16,237        1.22*

-------------------------
INTERNATIONAL EQUITY FUND
-------------------------
   1995     $13.79       $0.01      $(0.93)     $   --      $(0.95)     $   --       $11.92       (6.99)%   $34,937        1.46%
   1994      10.32        0.03        3.88       (0.03)      (0.41)         --        13.79       38.19      33,223        1.59
   1993      10.62        0.09       (0.34)      (0.05)         --          --        10.32       (2.35)     13,463        1.63
   1992(2)   10.00        0.02        0.63          --          --       (0.03)       10.62        9.88*     12,427        1.56*

-------------
BALANCED FUND
-------------
   1995(3)  $10.00       $0.27       $0.30      $(0.27)         --          --       $10.30        8.94%*   $23,933        0.70%*

           RATIO OF    RATIO OF    RATIO OF
             NET       EXPENSES      NET
            INCOME        TO      INCOME TO
              TO       AVERAGE     AVERAGE
           AVERAGE    NET ASSETS  NET ASSETS  PORTFOLIO
             NET      (EXCLUDING  (EXCLUDING   TURNOVER
            ASSETS     WAIVERS)    WAIVERS)      RATE
           --------   ----------  ----------  ---------
------------------
EQUITY INCOME FUND
------------------
   1995      2.47%       0.95%       2.47%      57.96%
   1994      3.06        0.93        3.06      156.21
   1993      3.33        1.00        3.33       70.84
   1992      4.04        0.96        4.04      111.52
   1991      4.65        0.98        4.61       98.75
   1990(1)   4.29*       1.06*       4.16*      54.08

-----------
GROWTH FUND
-----------
   1995      0.55%       0.96%       0.55%      46.28%
   1994      0.56        0.94        0.56      153.03
   1993      1.14        0.98        1.14      114.83
   1992      1.80        1.00        1.80      144.16
   1991      2.08        0.96        2.04       91.32
   1990(1)   2.72*       1.00*       2.62*      41.69

--------------------------------------------------
SMALL COMPANY FUND (FORMERLY SMALL CAP VALUE FUND)
--------------------------------------------------
   1995      0.86%       1.30%       0.86%      15.84%
   1994      0.72        1.31        0.72       49.34
   1993      0.45        1.38        0.45       43.00
   1992(2)   0.65*       1.27*       0.60*       9.08

-------------------------
INTERNATIONAL EQUITY FUND
-------------------------
   1995      0.07%       1.46%       0.07%      47.68%
   1994      0.11        1.59        0.11       51.30
   1993      0.91        1.63        0.91       80.72
   1992(2)   0.25*       1.61*       0.20*      22.26

-------------
BALANCED FUND
-------------
   1995(3)   4.10%*      1.15%*      3.65%*     30.63%

-------------------
   *  Annualized.
 (1)  Commenced operations on May 31, 1989.
 (2)  Commenced operations on July 1, 1991.
 (3)  Commenced operations on July 1, 1994.

YOUR ACCOUNT AND DOING BUSINESS WITH THE GROUP

--------------------------------------------------------------------------------

Shares of the Funds are sold on a continuous basis and may be purchased directly from the Group's Distributor, SEI Financial Services Company (the Distributor). Shares may also be purchased through broker-dealers that have established a dealer agreement with SEI Financial Services Company. For more information, see "Additional Information About Doing Business with the Group" on page 18.

HOW TO BUY SHARES

OPENING AN ACCOUNT Application forms can be obtained by calling the Group's Transfer Agent, State Street Bank & Trust Company (the Transfer Agent), at 1-800-451-8371.

BY CHECK You may buy shares of any of the Funds by completing and signing an account application and mailing it, along with a check (or other negotiable bank instrument or money order) payable to "The Compass Capital (Fund Name)" to the Transfer Agent, State Street Bank & Trust Company, at P.O. Box 8519, Boston, MA 02266-8519. You may purchase additional shares at any time by mailing payment to the Transfer Agent. If your check does not clear, your purchase will be canceled and you could be liable for any losses or fees incurred.

BY TELEPHONE If your account application has been previously received, you may buy shares by telephone by calling the Transfer Agent at 1-800-451-8371.

BY FED WIRE If you have an account with a commercial bank that is a member of the Federal Reserve System and your account application has been previously received, you may purchase shares by requesting your bank to transmit funds by wire to: State Street Bank & Trust Co., ABA# 011000028, Attention: Compass Funds for Account Number 99050569. Your name and the Compass Funds account number must be specified in the wire. To buy shares by wire, call the Transfer Agent at 1-800-451-8371.

BY ACH You may buy shares of the Funds via Automated Clearing House (ACH). If you plan to purchase shares via ACH, you should attach a voided check to your account application.

AUTOMATIC INVESTMENT PLAN One easy way to pursue your financial goals is to invest money regularly. You may arrange for periodic additional investment in the Funds through automatic deductions from your checking or savings accounts. You may purchase shares on a fixed monthly schedule (on the first or sixteenth of each month) with amounts as low as $100, or as high as $100,000. The minimum initial purchase amounts and minimum maintained balance requirements may be waived for purchases under the Automatic Investment Plan.

HOW TO BUY, SELL, AND EXCHANGE SHARES THROUGH INTERMEDIARIES

- WHAT IS AN INTERMEDIARY? Any broker-dealer or other financial institution which has entered into an arrangement with the Distributor to sell shares of the Funds to its customers.

To allow for processing and transmittal of orders to the Transfer Agent on the same day, Intermediaries may impose earlier cut-off times for receipt of purchase orders. Certain Intermediaries may charge customer account fees. Information concerning shareholder services and any charges will be provided to the customer by the Intermediary. Certain of these Intermediaries may be required to register as broker/dealers under state law.

OTHER INFORMATION ABOUT BUYING SHARES

SALES CHARGES The public offering price of a share of each Fund equals its net asset value plus a sales charge. Your sales charge will depend on the size of your purchase. The following table shows the regular sales charges on shares of the Funds to a "single purchaser." SEI Financial Services Company receives this sales charge as Distributor and re-allows a portion of it as dealer discounts and brokerage commissions.

                                                                                         SALES CHARGE
                                            SALES CHARGE          SALES CHARGE            REALLOWANCE
                                          AS A PERCENTAGE      AS A PERCENTAGE OF       AS A PERCENTAGE
AMOUNT OF PURCHASE                       OF OFFERING PRICE     NET AMOUNT INVESTED     OF OFFERING PRICE
------------------                       -----------------     -------------------     -----------------
Less than $25,000 ..........................    4.50%                  4.71%                  4.05%
$25,000 but less than $100,000 .............    4.00%                  4.17%                  3.60%
$100,000 but less than $250,000 ............    3.25%                  3.36%                  2.93%
$250,000 but less than $500,000 ............    2.00%                  2.04%                  1.80%
$500,000 but less than $1,000,000 ..........    1.00%                  1.01%                   .90%
$1,000,000 and above. ......................    NONE                   NONE                   NONE

RIGHT OF ACCUMULATION You may qualify for a reduced sales charge by combining a current purchase of shares of any of the Funds with shares of other Funds of the Group that are subject to a sales charge. The applicable sales charge is based on the combined total of your current purchase and the value of the account on the previous day.

LETTER OF INTENT A Letter of Intent allows you to purchase shares of a Fund over a 13 month period at reduced sales charges based on the total amount intended to be purchased plus the total net asset value of shares already owned of the Group that are subject to a sales charge. Each investment made during the period receives the reduced sales charge applicable to the total amount of the intended investment. If such amount is not invested within the period, you must pay the difference between the sales charge applicable to the purchases made and the charges previously paid.

SALES CHARGE WAIVER If you or a member of your immediate family have an existing trust department relationship with Midlantic, the applicable sales charge will be waived. A trust department relationship includes relationships in which Midlantic acts in a fiduciary, advisory, custodial, or similar capacity on behalf of persons maintaining qualified accounts at Midlantic. The Compass Capital Group Individual Retirement Plan and Custody Account is not a trust department relationship; however, the applicable sales charge will be waived for the Compass Capital Group Individual Retirement Plan and Custody Account when a trustee to trustee transfer is made from an employer plan having Midlantic as the fiduciary. Sales charges are also waived for qualifying institutional investors. Additional information concerning qualified investors is set forth in the SAI.

In addition, the applicable sales charge will be waived if: (i) you or a member of your immediate family is a present or retired employee of Midlantic; (ii) you or a member of your immediate family is a present employee of SEI Financial Services Company; (iii) you are a trustee or officer of the Group; or (iv) you are a client of Essex National Securities, Inc. who has enrolled in asset allocation programs sponsored or operated by Essex, including such programs that are part of an individual retirement plan.

If you have previously redeemed shares of any Fund and you re-enter that Fund, the sales charge will be waived so long as re-entry occurs within 12 months following redemption and so long as you notify the Transfer Agent at the time of the investment that the investment is a re-entry.

If you rely upon any of the categories of waivers of sales charges, you must qualify such waiver in advance of the purchase.

EXCHANGING SHARES

- HOW DOES AN EXCHANGE TAKE PLACE? When making an exchange, you authorize the sale of your shares of one Fund in order to purchase the shares of another Fund. In other words, you are executing a sell order and then a buy order. An exchange is a taxable event which could result in a taxable gain or loss.

WHEN CAN YOU EXCHANGE SHARES? Once your account has been established, you may exchange some or all of your shares for shares of any other Fund within the Group at net asset value. The exchange privilege may only be exercised in states where the exchange may legally be made. The Group reserves the right to change the terms and conditions of the exchange privilege or to terminate the exchange privilege, upon 60 days notice.

WHEN DO SALES CHARGES APPLY TO AN EXCHANGE? You will not have to pay a sales charge to exchange your shares. However, you must meet the minimum account size requirements established by each Fund.

REQUESTING AN EXCHANGE OF SHARES Prior to exchanging shares, you must have received a current prospectus of the Fund into which you wish to move your investment. To request a prospectus for any of the Group's Funds, call 1-800-451-8371.

To request an exchange, you may contact the Transfer Agent by telephone at 1-800-451-8371 or provide written instructions to the Transfer Agent at P.O. Box 8519, Boston, MA 02266-8519. If an exchange request in good order is received by the Transfer Agent by 4:00 p.m. Eastern Time on any Business Day, the exchange will occur on that day. If your shares are held "of record" by Midlantic or another Intermediary, you should contact Midlantic or the Intermediary, who will effect the exchange on your behalf.

- BUY, EXCHANGE, AND REDEMPTION REQUESTS ARE IN "GOOD ORDER" WHEN:
  -- The account number and portfolio name are shown
  -- The amount of the transaction is specified in dollars or shares -- Signatures of all owners appear exactly as they are registered on the account
  -- Any required signature guarantees (if applicable) are included
  -- Other supporting legal documents (as necessary) are present

HOW TO REDEEM SHARES

You can arrange to take money out of your Fund account at any time by redeeming some or all of your shares. Shares may be redeemed by mail, by telephone, or by the Automatic Cash Withdrawal Plan. If your shares are held "of record" by Midlantic or another Intermediary, you should contact Midlantic or the Intermediary for information on how to redeem shares. Under most circumstances, payments will be transmitted on the next Business Day following receipt of a valid request for redemption.

- WHAT IS A SIGNATURE GUARANTEE? A signature guarantee verifies the authenticity of your signature and may be obtained from any of the following: banks, brokers, dealers, certain credit unions, securities exchanges or associations, clearing agencies, or savings associations. A NOTARY PUBLIC CANNOT PROVIDE A SIGNATURE GUARANTEE.

BY MAIL To redeem your shares by mail, a written request for redemption in good order must be received by the Transfer Agent, P.O. Box 8519, Boston, MA 02266-8519. All shareholders of record must sign the redemption request. The Transfer Agent may require that the signature on the written request be guaranteed. The signature guarantee requirement will be waived if all of the following conditions apply: (1) the redemption is of $5,000 worth of shares or less, (2) the redemption check is payable to the shareholder(s) of record, and
(3) the redemption check is mailed to the shareholder(s) at the address of record. You may also have the proceeds deposited directly in a checking or savings account previously designated on the account application. There is no charge for having redemption proceeds deposited directly to a designated bank account.

BY TELEPHONE You may redeem your shares by telephone if you elected that option on your account application. Telephone redemption requests may be made by calling the Transfer Agent at 1-800-451-8371. You may have the proceeds mailed to your address, or deposited directly in a checking or savings account previously designated on your account application. There is a $7 charge for wiring redemption proceeds. You may not close your account by telephone.

AUTOMATIC CASH WITHDRAWAL PLAN You may establish an automatic cash withdrawal plan for an account with at least a $10,000 minimum balance. Redemptions can be automatically processed from accounts at regular intervals and the proceeds sent to you, to a person named by you, or to your checking account. The minimum redemption amount under the Automatic Cash Withdrawal Plan is $50. Automatic Cash Withdrawal Plan application forms can be obtained by calling the Transfer Agent at 1-800-451-8371.

INVESTMENT OBJECTIVES AND POLICIES

-------------------------------------------------------------------------------

- WHAT ARE INVESTMENT OBJECTIVES AND POLICIES? A Fund's investment objective is a statement of what it seeks to achieve. It is important to make sure that the investment objective matches your own financial needs and circumstances. The investment policies section spells out the types of securities in which each Fund invests.

Each Fund has its own investment objective and policies. The investment objective with respect to each Fund may not be changed without a vote of the holders of a majority of the outstanding shares of that Fund. There is no assurance that a Fund will achieve its investment objective.

THE EQUITY INCOME FUND seeks a combination of current income and capital appreciation by investing at least 65% of the value of its total assets in common stocks, including American Depositary Receipts (ADRs), and securities convertible into common stocks. On average, stocks selected for the Fund have higher than average dividend yields and the Fund's stocks can be expected to provide a higher current yield than that of the general market, as characterized by the S&P 500. Price-to-earnings and price-to-book ratios are also part of the stock selection process, and the Fund normally ranks lower in these two categories than the S&P 500 composite.

Investments are generally limited to domestic companies with market capitalizations in excess of $200 million, without regard to any specific industry, region, or trading market.

The Equity Income Fund can be expected to produce more income but less capital appreciation than either the Growth Fund or the Small Company Fund.

THE GROWTH FUND seeks primarily capital appreciation by investing at least 65% of the value of its total assets in a portfolio of common stocks, including ADRs, and securities convertible into common stocks. Income is a secondary consideration. Emphasis is placed on companies that have demonstrated consistent historical earnings growth. Recent earnings momentum and price-to-earnings ratios are also factors considered in the stock selection process. Investments are generally limited to companies considered to have favorable equity-to-debt ratios and market capitalizations in excess of $200 million, without regard to any specific industry, region, or trading market.

Because the Growth Fund seeks capital appreciation with some current income, the Growth Fund usually provides more income than the Small Company Fund, but less than the Equity Income Fund. Likewise, the capital growth of the Growth Fund over a period of years is expected to be greater than that of the Equity Income Fund, but less than that of the Small Company Fund.

THE SMALL COMPANY FUND (formerly the Small Cap Value Fund) seeks primarily capital appreciation by investing, under normal market conditions, at least 65% of the value of its total assets in common stocks, including ADRs, and securities convertible into common stocks (such as convertible bonds, preferred stock, rights, and warrants) of small-sized market capitalization companies. Companies with market capitalizations of less than $1 billion are considered small-sized market capitalization companies. Under normal market conditions, the Fund may invest up to 35% of the value of its total assets in common stocks and securities convertible into common stocks of larger-sized market capitalization companies (i.e., those with market capitalizations above $1 billion), and may invest more than 35% of the value of its total assets in such securities when such companies' response to an economic cycle or their financial condition or structure provides opportunities for capital appreciation.

Over a period of years, the Small Company Fund can be expected to produce more capital appreciation but less income than either the Growth Fund or the Equity Income Fund.

THE INTERNATIONAL EQUITY FUND seeks, primarily, long-term capital appreciation, and, secondarily, income, by investing principally in a portfolio of equity securities of companies domiciled outside of the United States (foreign companies), most of which are denominated in foreign currencies, and some of which are traded in the form of ADRs. Under normal market conditions, at least 65% of the value of the Fund's total assets are invested in common stocks and securities convertible into common stocks (such as convertible bonds, preferred stocks, rights, and warrants) of foreign companies across at least three different countries (excluding the United States). Investments may be made in securities of issuers in developed as well as developing countries.

The International Equity Fund may engage in foreign currency exchange transactions to protect against uncertainty in the level of future exchange rates. The Fund expects to engage in foreign currency exchange transactions in connection with the purchase and sale of portfolio securities (transaction hedging) and to protect the value of specific portfolio positions (position hedging). The Fund may purchase or sell a foreign currency on a spot (or cash) basis at the prevailing spot rate in connection with the settlement of transactions in portfolio securities denominated in that foreign currency, and may also enter into contracts to purchase or sell foreign currencies at a future date (forward contracts) and purchase and sell foreign currency futures contracts (futures contracts). The Fund may also purchase exchange-listed and over-the-counter call and put options on futures contracts and on foreign currencies, and may write covered call options on up to 100% of the currencies in its portfolio.

THE BALANCED FUND seeks to provide capital appreciation and current income by investing in common and preferred stocks, warrants, securities convertible into common stock, and investment grade fixed income securities. The Fund may also invest in U.S. dollar denominated securities of foreign issuers, including ADRs. Under normal market circumstances, the Balanced Fund invests between 30% and 70% of its total assets in common stocks and securities convertible into common stocks. The Fund invests a minimum of 25% of the value of its total assets in senior fixed income securities. The Fund's equity portfolio consists primarily of equity securities of large-sized capitalization companies (i.e., those companies with market capitalizations of over $1 billion). The Fund's fixed income portfolio consists of corporate bonds and debentures rated BBB or better by Standard & Poor's Corporation (S&P) or Baa or better by Moody's Investors Service (Moody's), obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities, equipment lease and trust certificates, Yankee and Eurodollar obligations, obligations of supranational organizations, and collateralized mortgage obligations. Bonds rated BBB by S&P are regarded as having an adequate capacity to pay interest and repay principal. Whereas these bonds normally exhibit adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal. Bonds rated Baa by Moody's are considered to be medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds in fact have speculative characteristics. For a description of the ratings categories used by S&P and Moody's, see the Appendix to the SAI.

The average dollar weighted portfolio maturity of the fixed income portion of the Balanced Fund will range between five and eighteen years. While the Fund will remain primarily invested in equity and fixed income securities, it may, for temporary defensive purposes invest, without limit, in high grade short-term debt obligations.

GENERAL INVESTMENT POLICIES

-------------------------------------------------------------------------------

The Equity Income, Growth, and Small Company Funds may invest up to 35% of the value of their total assets in preferred stocks, high-quality corporate bonds, notes, warrants, obligations issued by foreign branches of U.S. domestic and foreign banks and high-quality, short-term obligations, such as commercial paper issued by U.S. and foreign corporations, bankers' acceptances, certificates of deposit and demand and time deposits of domestic and foreign banks and savings and loan associations, repurchase agreements, and obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities (collectively, short-term obligations). The International Equity Fund may invest up to 35% of the value of its total assets in equity and investment grade fixed income securities of companies domiciled in the United States and high-quality short-term obligations.

In order to generate additional income, each of the Funds may lend its portfolio securities to broker-dealers, banks, or institutional borrowers of securities. Each Fund may purchase securities of other investment companies. The purchase of investment company securities will result in the layering of expenses, and there are legal limits on the amount of such securities that may be acquired by a Fund. In addition, each Fund may purchase or write options, futures, and options on futures, may purchase securities on a when-issued or delayed-delivery basis, and may purchase warrants.

There may be times when, in the opinion of Midlantic or a sub-adviser, unusual market conditions warrant that, for defensive reasons, a significant portion of a Fund's assets be temporarily invested in high-quality short-term obligations and, with respect to the International Equity Fund, securities of companies domiciled in the United States or a single foreign country. To the extent that a Fund's assets are so invested, they will not be invested so as to meet such Fund's investment objective.

For additional information regarding a Fund's permitted investments, see "Description of Permitted Investments" on page 21.

RISK FACTORS AND SPECIAL CONSIDERATIONS

-------------------------------------------------------------------------------

FIXED INCOME INVESTMENTS

The market value of fixed income investments will change in response to interest rate changes and other factors. During periods of falling interest rates, the values of outstanding fixed income securities generally rise. Conversely, during periods of rising interest rates, the values of such securities generally decline. Moreover, while securities with longer maturities tend to produce higher yields, the prices of longer maturity securities are also subject to greater market fluctuations as a result of changes in interest rates. Changes by recognized agencies in the rating of any fixed income security and in the ability of an issuer to make payments of interest and principal will also affect the value of these investments. Changes in the value of portfolio securities will not affect cash income derived from these securities but will affect a Fund's net asset value.

INTERNATIONAL INVESTMENTS

Generally, investments in securities of foreign companies involve greater risks than are present in U.S. investments. In making investment decisions for the Funds, risks such as possible political and financial instability abroad, as well as the illiquidity and volatility of foreign investments, are considered. Canadian securities are not considered to have the same risks as other nations' securities because Canadian and U.S. companies are generally subject to similar auditing and accounting procedures and similar governmental supervision and regulation. Also, Canadian securities are normally more liquid than other non-U.S. securities.

Compared to U.S. and Canadian companies, there is generally less publicly available information about foreign companies and there may be less governmental regulation and supervision of foreign stock exchanges, brokers and listed companies. Foreign companies generally are not subject to uniform accounting, auditing, and financial reporting standards, practices, and requirements comparable to those applicable to U.S. companies. Securities of some foreign companies are less liquid, and their prices more volatile, than securities of comparable U.S. companies. Settlement of transactions in some foreign markets may be delayed or may be less frequent than in the U.S., which could affect the liquidity of a Fund's investment. In addition, with respect to some foreign countries, there is the possibility of nationalization, expropriation, or confiscatory taxation; limitations on the removal of securities, property, or other assets of a Fund; political or social instability; increased difficulty in obtaining legal judgments; or diplomatic developments which could affect U.S. investments in those countries.

Investing in developing countries involves exposure to economies that are generally less diverse and mature, and to political systems which can be expected to have less stability, than those of developed countries. Although there is no established definition, a developing country is generally considered to be a country which is in the initial stages of its industrialization cycle with a per capita gross national product of less than $5,000. Historical experience indicates that the markets of developing countries have been more volatile than the markets of developed countries; however, securities traded in such markets generally have provided high rates of return to investors over time.

SMALL MARKET CAPITALIZATION COMPANIES

Small market capitalization companies may offer greater opportunities for capital appreciation than larger, more established companies, but investments in such companies may involve certain special risks. Small market capitalization companies may have limited product lines, markets, or financial resources, and may be dependent on a limited management group. The securities of small market capitalization companies may lack the liquidity sufficient to enable the holder to effect sales without a substantial drop in price. Such companies tend to have fewer shares in the market, and holders may have difficulty selling at times advantageous to them. Funds investing in such companies will also be subject to a higher degree of price volatility because small market capitalization companies are more vulnerable to the destabilizing influence of adverse market factors.

THE ADVISER

-------------------------------------------------------------------------------

- INVESTMENT ADVISER. A Fund's adviser manages the investment activities and is responsible for the performance of the Fund. The adviser conducts investment research, executes investment strategies based on an assessment of economic and market conditions, and determines which securities to buy, hold, or sell. A sub-adviser may perform many of these investment activities under Midlantic's supervision.

Midlantic is the investment adviser of each Fund and has served as the investment adviser to the Group since inception. Midlantic is the lead bank of Midlantic Corporation, one of the 50 largest bank holding companies in the United States, with $13 billion in assets as of December 31, 1994 and 324 banking offices located throughout New Jersey and Southeastern Pennsylvania. Midlantic is the oldest bank in New Jersey, having received its charter in 1804.

Fiduciary assets have been managed by Midlantic since 1927 and, as of December 31, 1994, Midlantic, together with its affiliate banks, was responsible for the investment of $5 billion in personal trust, pension fund, investment advisory, and cash management accounts. These accounts include tax-free as well as taxable securities. Midlantic is experienced in the investment of equity, fixed income, and money market instruments, and has been the investment manager for pooled funds and investment portfolios similar to those of the Group for many years.

Alfred J. DiMatties and Dona L. Krieck of Midlantic serve as portfolio managers for the equity portion and fixed income portion of the Balanced Fund, respectively. They have served in this capacity since the Fund's inception. For the past five years both individuals have been employed by Midlantic in portfolio management positions. Mr. DiMatties is the Director, Trust Investments for Midlantic and Ms. Krieck is a Fixed Income Portfolio Manager.

For the services provided and expenses incurred pursuant to its investment advisory agreement with the Group, Midlantic receives a fee from each Fund, computed daily and paid monthly. For the Equity Income, Growth and Balanced Funds, Midlantic receives a fee at the annual rate of .70% of each Fund's average daily net assets. For the Small Company and International Equity Funds, Midlantic receives a fee at the annual rate of .90% of each Fund's average daily net assets. The advisory fees paid by the Small Company Fund and the International Equity Fund are higher than the advisory fees paid by most mutual funds, although the Trustees believe such fees to be comparable to advisory fees paid by many funds having similar objectives and policies. Midlantic may from time to time waive all or a portion of its fee in order to limit the operating expenses of a Fund. Any such waiver is voluntary and may be terminated at any time in its sole discretion. During the Group's fiscal year ended February 28, 1995, Midlantic received investment advisory fees aggregating .70%, .70%, .90%,
 .90%, and .37%, respectively, of the Equity Income, Growth, Small Company, International Equity, and Balanced Funds' average daily net assets.

Midlantic believes that it possesses the legal authority to perform the investment advisory services for the Funds contemplated by its investment advisory agreement and by this prospectus without violating applicable banking laws or regulations. See "Management of the Group--Glass-Steagall Act" in the SAI.

THE SUB-ADVISERS

-------------------------------------------------------------------------------

Subject to the general supervision of the Group's Trustees and the direct supervision of Midlantic, and in accordance with their Fund's investment objectives and restrictions, each sub-adviser provides an investment management program, makes decisions with respect to and each places orders for all purchases and sales of portfolio securities of their respective Funds, and maintains such Fund's records relating to such purchases and sales.

EQUITY INCOME AND GROWTH FUNDS

Wellington Management Company (Wellington Management), 75 State Street, Boston, MA 02109, serves as sub-adviser to the Equity Income and Growth Funds. Wellington Management is a Massachusetts general partnership of which the following are managing partners: Robert W. Doran, Duncan M. McFarland, and John
B. Neff. Wellington Management is a professional investment counseling firm which provides investment services to investment companies, employee benefit plans, endowments, foundations, and other institutions and individuals. Wellington Management's predecessor organizations have provided investment advisory services to investment companies since 1933 and to investment counseling clients since 1960. As of March 31, 1995, Wellington Management had discretionary management authority with respect to approximately $88.5 billion of assets.

For the services provided and the expenses incurred pursuant to its investment sub-advisory agreement with Midlantic, Wellington Management receives a fee from Midlantic for the Equity Income Fund at the following annual rates: .40% of average daily net assets up to $100 million, .30% of average daily assets between $100 million and $200 million and .25% of average daily assets over $200 million. For the Growth Fund, Wellington Management receives a fee from Midlantic at the following annual rate: .325% of average daily net assets up to $50 million, .225% of average daily assets between $50 million and $150 million,
 .20% of average daily net assets between $150 million and $500 million, and .15% of average daily net assets over $500 million. For the year ended February 28, 1995 Wellington Management received from Midlantic investment advisory fees aggregating .28% of the Equity Income Fund's average daily net assets and .25% of the Growth Fund's average daily net assets.

Matthew E. Megargel, Senior Vice President, Wellington Management, has been the portfolio manager for the Growth Fund since 1993. Arnold C. Schneider III, Senior Vice President, Wellington Management, has been the portfolio manager for the Equity Income Fund also since 1993. Messrs. Megargel and Schneider have been investment professionals with Wellington Management since 1983.

SMALL COMPANY FUND

Wall Street Associates (WSA), 1200 Prospect Street, Suite 100, LaJolla, CA 90037, serves as sub-adviser to the Small Company Fund. WSA has been providing investment advisory services since 1987, and as of March 31, 1995, had $655 million in assets under management, none of which was held by registered investment companies. WSA has not previously served as an investment adviser to a mutual fund.

For the services provided and expenses incurred pursuant to its investment sub-advisory agreement with Midlantic, WSA receives a fee from Midlantic at the annual rate of .50% of the Small Company Fund's average daily net assets.

Effective July 1, 1995, William Jeffrey, III, Kenneth F. McCain, and Richard S. Coons became co-portfolio managers of the Small Company Fund. Each is a founding principal of WSA, which was founded in 1987.

INTERNATIONAL EQUITY FUND

Seligman Henderson Co. (Seligman Henderson), 100 Park Avenue, New York, NY 10017, serves as sub-adviser to the International Equity Fund. Seligman Henderson is a New York partnership, whose equal partners are J. & W. Seligman & Co. Incorporated, a Delaware corporation and Henderson International, Inc., a wholly-owned subsidiary of Henderson Administration Group PLC, one of the largest independent publicly quoted investment management groups in the United Kingdom. Seligman Henderson was created in 1991 to provide international and global investment management services to institutional and individual investors and investment companies in the United States and acts as investment sub-adviser to series with assets of approximately $240 million at December 31, 1994, of Seligman Henderson Global Fund Series, Inc., a registered investment company.

For the services provided and expenses incurred pursuant to its investment sub-advisory agreement with Midlantic, Seligman Henderson receives a fee from Midlantic at the annual rate of .45% on the first $100 million of the International Equity Fund's average daily net assets and .40% on assets in excess of $100 million. For the year ended February 28, 1995, Seligman Henderson received from Midlantic investment advisory fees aggregating .45% of the International Equity Fund's average daily net assets.

Iain C. Clark, Managing Director and Chief Investment Officer of Seligman Henderson, has been the portfolio manager of the International Equity Fund since January 1993. He is also a Director of Henderson and Secretary, Treasurer, and Vice President of Henderson International Inc. Mr. Clark has been an investment professional with Henderson since 1985.

THE ADMINISTRATOR

-------------------------------------------------------------------------------

SEI Financial Management Corporation is the administrator for each Fund of the Group. The Administrator generally assists in all aspects of each Fund's administration and operation.

For expenses incurred and services provided as the Administrator pursuant to its administration agreement with the Group, SEI Financial Management Corporation receives a fee from each Fund, computed daily and paid periodically, at an annual rate of .18% of such Fund's average daily net assets. The Administrator may from time to time waive all or a portion of its fee in order to limit the operating expenses of a Fund. Any such waiver is voluntary and may be terminated at any time in the Administrator's sole discretion.

THE DISTRIBUTOR

-------------------------------------------------------------------------------

Shares of the Group's Funds are sold on a continuous basis by SEI Financial Services Company.

The Distributor may, from time to time in its sole discretion, institute one or more promotional incentive programs, which will be paid by the Distributor from the sales charge it receives or from any other source available to it. Under any such program, the Distributor will provide promotional incentives in the form of cash or other compensation, including merchandise, airline vouchers, trips, and vacation packages, to dealers selling shares of the Funds.

PERFORMANCE

-------------------------------------------------------------------------------

Each Fund may advertise its total return. The total return of a Fund is the average compounded rate of return on a hypothetical investment for designated time periods, assuming that the entire investment is redeemed at the end of each period and assuming the reinvestment of all dividend and capital gain distributions. Fees imposed upon customer accounts by Midlantic or Essex National Securities Inc. for investment management services are not reflected in the Funds' total return calculations. These figures will be based on historical earnings and are not intended to indicate future performance. No representation can be made concerning actual future returns.

A Fund may periodically compare its performance to the performance of: other mutual funds tracked by mutual fund rating services (such as Lipper Analytical) or by financial and business publications and periodicals; broad groups of comparable mutual funds; unmanaged indices which may assume investment of dividends but generally do not reflect deductions for administrative and management costs; or other investment alternatives. A Fund may quote Morningstar, Inc., a service that ranks mutual funds on the basis of risk-adjusted performance. A Fund may use long-term performance of the capital markets to demonstrate general long-term risk versus reward scenarios and may include the value of a hypothetical investment in any of the capital markets. A Fund may also quote financial and business publications and periodicals as they relate to fund management, investment philosophy, and investment techniques.

A Fund may quote various measures of volatility and benchmark correlation in advertising and may compare these measures to those of other funds. Measures of volatility attempt to compare historical share price fluctuations or total returns to a benchmark while measures of benchmark correlation indicate how valid a comparative benchmark might be. Measures of volatility and correlation are calculated using averages of historical data and cannot be calculated precisely.

TAXES

-------------------------------------------------------------------------------

As with any investment, you should consider how your investment in a Fund will be taxed.

The following summary of federal income tax consequences is based on current tax laws and regulations, which may be changed by legislative, judicial, or administrative action. No attempt has been made to present a detailed explanation of the federal, state, or local income tax treatment of the Funds or their shareholders. Accordingly, you are urged to consult your tax adviser regarding specific questions as to federal, state, and local income taxes. State and local tax consequences of an investment in a Fund may differ from the federal income tax consequences described below. Additional information concerning taxes is set forth in the SAI.

- TAXES You must pay taxes on your Fund's earnings, whether you take your payments in cash or additional shares.

TAX STATUS OF THE FUNDS

Each Fund is treated as a separate entity for federal income tax purposes and is not combined with the Group's other portfolios. Each Fund intends to continue to qualify for the special tax treatment afforded regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (the Code), so as to be relieved of federal income tax on net investment company taxable income and net capital gains (the excess of net long-term capital gain over net short-term capital losses) distributed to shareholders.

- DISTRIBUTIONS The Funds distribute income dividends and capital gains. Income dividends represent the earnings from a Fund's investments; capital gains distributions occur when investments are sold for more than the original purchase price.

TAX STATUS OF DISTRIBUTIONS

Each Fund will distribute substantially all of its net investment income (including net short-term capital gains) and net capital gain to shareholders. Distributions of net capital gains are taxable to shareholders as long-term capital gains, regardless of the length of time you have owned shares in the Fund. Each Fund will make annual reports to shareholders of the federal income tax status of all distributions. Each Fund intends to make sufficient distributions prior to the end of each calendar year to avoid liability for federal excise tax. Dividends declared by a Fund in October, November, or December of any year and payable to shareholders of record on a date in such a month will be deemed to have been paid by the Fund and received by the shareholders on December 31 of that year if paid by a Fund at any time during the following January.

Sale, exchange, or redemption of a Fund's shares is a taxable transaction to the shareholder.

Because dividends paid by foreign corporations do not qualify for the dividends-received deduction, distributions paid by the International Equity Fund generally will not qualify for the dividends-received deduction. Taxes may be imposed on the International Equity Fund by foreign countries with respect to income received on foreign securities. If more than 50% of the value of the International Equity Fund's assets as of the close of its taxable year consists of stocks or securities of foreign corporations and if the International Equity Fund qualifies for taxation as a regulated investment company under the Code, the International Equity Fund may elect to treat foreign taxes it has paid as having been paid by its investors. In this case, investors generally will be required to include in income their pro rata share of such taxes, but will then be entitled to claim a credit or deduction for their share of such taxes. However, a particular investor's ability to utilize such a credit will be subject to certain limitations imposed by the Code. If the International Equity Fund elects to "pass through" any foreign taxes to its investors, it will notify the investors annually of their proportionate share of such foreign taxes and the portion of each dividend that represents income derived from foreign sources.

ADDITIONAL INFORMATION ABOUT DOING BUSINESS WITH THE GROUP

-------------------------------------------------------------------------------

BUSINESS DAYS

You may buy, sell, or exchange shares on days on which the New York Stock Exchange is open for business (a Business Day). However, shares cannot be purchased or redeemed by Federal Reserve wire on Federal holidays restricting wire transfers.

All purchase, exchange, and redemption requests received in "good order" will be effective as of the Business Day as long as the Transfer Agent receives the order (and payment, if a purchase request) before 4:00 p.m. Eastern Time. If an exchange request is received by the Transfer Agent after 4:00 p.m. Eastern Time, the exchange request will not be effective until the next Business Day.

MINIMUM INVESTMENTS

The minimum initial investment in a Fund is $2,500 ($500 for purchases made in connection with Individual Retirement Accounts (IRAs)). All subsequent purchases must be at least $100. The minimum investment may be waived if the purchases are made in connection with IRAs, Keoghs, gifts to minors, payroll deduction programs, or similar plans or upon due notice from the Distributor. Each Fund reserves the right to reject a purchase order in whole or in part.

MAINTAINING A MINIMUM ACCOUNT BALANCE

Due to the relatively high costs of handling small investments, each Fund reserves the right to redeem your shares at net asset value if, because of redemptions, your account in a Fund has a value of less than the minimum initial purchase amount (normally $2,500; $500 for purchases made in connection with IRAs). Accordingly, if you purchase shares of a Fund in only the minimum investment amount, you may be subject to involuntary redemption if you redeem any shares. Before a Fund exercises its right to redeem your shares, you will be given notice that the value of the shares in your account is less than the minimum amount and you will be allowed 60 days to make an additional investment in the Fund in an amount which will increase the value of the account to at least the minimum amount. Shares will not be redeemed involuntarily as a result of a decline in account value due to a decline in net asset value alone.

At various times, a Fund may be requested to redeem shares for which it has not yet received good payment. In such circumstances, the Group may withhold redemption proceeds until the Group knows that your check has cleared (but not more than 15 days). The Funds intend to pay cash for all shares redeemed, but under abnormal conditions that make payment in cash unwise, payment may be made wholly or partly in portfolio securities with a market value equal to the redemption price. In such cases, you may incur brokerage costs in converting such securities to cash.


NET ASSET VALUE

An order to buy shares will be executed at a per share price equal to the net asset value next determined after the receipt of the purchase order by the Transfer Agent plus any applicable sales charge (the offering price). Net asset value per share is determined as of the close of business of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on any Business Day. Payment to shareholders for shares redeemed will be made within 7 days after receipt by the Transfer Agent of the redemption order. However, to the greatest extent possible, requests from shareholders for next day payments upon redemption of shares will be honored if received by the Transfer Agent before 4:00 p.m. Eastern Time on a Business Day.


HOW THE NET ASSET VALUE IS DETERMINED

The net asset value per share of each Fund is calculated by adding up the value of the Fund's investments, cash, and other assets, subtracting its liabilities, and then dividing the result by the number of outstanding shares of the Fund.

Portfolio securities are valued on the basis of market quotations. If market quotations are not available, the securities will be valued by a method which the Group's Trustees believe accurately reflects fair value. Debt securities with remaining maturities of 60 days or less will be valued in accordance with the amortized cost method where the Group's Trustees determine that amortized cost is fair value. Foreign securities are valued based on quotations from the primary market in which they are traded. These quotations are translated from the local currency into U.S. dollars using current exchange rates.


TELEPHONE INSTRUCTIONS

Redemption orders may be placed by telephone. Neither the Group nor the Transfer Agent will be responsible for any loss, liability, cost, or expense for acting upon telephone instructions that it reasonably believes to be genuine. The Group and the Transfer Agent will each employ reasonable procedures to confirm that instructions communicated by telephone are genuine, including requiring a form of personal identification prior to acting upon instructions received by telephone and recording telephone instructions. If market conditions are extraordinarily active, or other extraordinary circumstances exist, and you experience difficulties placing redemption orders by telephone, you may wish to consider placing your order by other means.

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GENERAL INFORMATION

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THE GROUP

The Compass Capital Group of Funds was organized as a Massachusetts business trust under a Declaration of Trust dated October 1, 1987. Additional information pertaining to the Group may be obtained by writing to SEI Financial Management Corporation, 680 East Swedesford Road, Wayne, PA 19087-1658 or by calling 1-800-451-8371.

The Group pays its expenses, including fees of its service providers, audit and legal expenses, expenses of preparing prospectuses, proxy solicitation material and reports to shareholders, costs of custodial services and registering the shares under federal and state securities laws, pricing, insurance expenses, litigation and other extraordinary expenses, brokerage costs, interest charges, taxes, and organization expenses. See "Financial Highlights" on page 5 for more information regarding the Group's expenses.


TRUSTEES OF THE GROUP

The management and affairs of the Group are supervised by the Trustees under the laws of the Commonwealth of Massachusetts. The Trustees have approved contracts under which, as described above, certain companies provide essential management services to the Group.


VOTING RIGHTS

Each share held entitles the shareholder of record to one vote, and a fractional share entitles the shareholder to a proportionate fractional vote. Shareholders will vote in the aggregate and not by Fund except as otherwise expressly required by law. Each Fund will vote separately on matters relating solely to that Fund. As a Massachusetts business trust, the Group is not required to hold annual meetings of shareholders, but shareholders have the right to call a meeting to elect or remove one or more of the Trustees of the Group or to be assisted by the Trustees in communicating with other shareholders of the Group.


CONTROLLING PERSONS

The Group believes that as of April 7, 1995 Midlantic (499 Thornall Street, Edison, NJ 08818) owned of record 89.3% of the Equity Income Fund, 76.5% of the Small Company Fund, and substantially all of the shares of each of the Growth, International Equity, and Balanced Funds, respectively, and that, as of the same date, Midlantic possessed, on behalf of its underlying accounts, voting or investment power with respect to 20.3%, 41.9%, 49.2%, 40.6%, and 43.7% of the shares of Equity Income, Growth, Small Company, International Equity, and Balanced Funds, respectively. As a consequence, Midlantic may be deemed to be a "controlling person" of each Fund except the Equity Income Fund within the meaning of the 1940 Act.

REPORTING

The Group issues unaudited financial information semiannually and audited financial statements annually. The Group furnishes proxy statements and other reports to shareholders of record.

SHAREHOLDER INQUIRIES

Shareholder inquiries should be directed to the Transfer Agent, State Street Bank & Trust Company, P.O. Box 8519, Boston, MA 02266-8519 or may be made by calling 1-800-451-8371.

DIVIDENDS

Net investment income of the Equity Income, Growth, and Balanced Funds is declared and paid monthly as a dividend to shareholders at the close of business on or about the last Business Day of each month. Net investment income of the International Equity Fund is declared and paid twice annually as a dividend to shareholders. Net investment income of the Small Company Fund is declared and paid quarterly as a dividend to shareholders at the close of business on or about the last Business Day of each calendar quarter. Net short-term and long-term capital gain of each Fund is distributed at least annually. You will automatically receive all investment income dividends and capital gains distributions in additional full and fractional shares at net asset value as of the date of payment, unless you elect to receive dividends or distributions in cash. Such election, or any revocation thereof, must be made in writing to the Transfer Agent and will become effective with respect to dividends and distributions having record dates after its receipt by the Transfer Agent. Dividends and distributions paid in additional shares receive the same tax treatment as dividends and distributions paid in cash.

COUNSEL AND INDEPENDENT ACCOUNTANTS

Morgan, Lewis & Bockius serves as counsel to the Group. Coopers & Lybrand L.L.P. serves as the independent accountants of the Group.

CUSTODIAN AND TRANSFER AGENT

Citibank, N.A., 111 Wall Street, New York, NY 10005 (the Custodian), serves as custodian of the Group's assets. The Custodian holds cash, securities, and other assets of the Group as required by the 1940 Act. State Street Bank & Trust Company, P.O. Box 8519, Boston, MA 02266-8519, serves as transfer agent for each Fund.

DESCRIPTION OF PERMITTED INVESTMENTS

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The following is a description of the permitted investments and investment practices for the Funds.

AMERICAN DEPOSITARY RECEIPTS (ADRS) -- ADRs are securities, typically issued by a U.S. financial institution (a depositary), that evidence ownership interests in a security or a pool of securities issued by a foreign issuer and deposited with the depositary. ADRs may be available through "sponsored" or "unsponsored" facilities. A sponsored facility is established jointly by the issuer of the security underlying the receipt and a depositary, whereas an unsponsored facility may be established by a depositary without participation by the issuer of the underlying security. Holders of unsponsored depositary receipts generally bear all the costs of the unsponsored facility. The depositary of an unsponsored facility frequently is under no obligation to distribute shareholder communications received from the issuer of the deposited security or to pass through, to the holders of the receipts, voting rights with respect to the deposited securities.

CONVERTIBLE SECURITIES -- Convertible securities are corporate securities that are exchangeable for a set number of another security at a prestated price. Convertible securities typically have characteristics similar to both fixed income and equity securities. Because of the conversion feature, the market value of a convertible security tends to move with the market value of the underlying stock. The value of a convertible security is also affected by prevailing interest rates, the credit quality of the issuer, and any call provisions.

CURRENCY HEDGING -- If permitted by its investment objectives and policies, a Fund may purchase and write put and call options on foreign currencies (traded on U.S. and foreign exchanges or over-the-counter markets) to manage its exposure to exchange rates. Call options on foreign currencies written by a Fund will be "covered," which means that the Fund will own an equal amount of the underlying foreign currency or with respect to put options on foreign currencies, the Fund will establish a segregated account consisting of cash or liquid, high grade debt securities in an amount equal to the amount the Fund would be required to pay upon exercise of the put.

EQUITY SECURITIES -- Equity securities represent ownership interests in a company or corporation and include common stock, preferred stock, and warrants and other rights to acquire such instruments. Investments in common stocks are subject to market risks which may cause their prices to fluctuate over time. Changes in the value of portfolio securities will not necessarily affect cash income derived from these securities but will affect a Fund's net asset value.

FIXED INCOME SECURITIES -- Fixed income securities are debt obligations issued by corporations, municipalities, and other borrowers.

FORWARD FOREIGN CURRENCY CONTRACTS -- A forward contract involves an obligation to purchase or sell a specific currency amount at a future date, agreed upon by the parties, at a price set at the time of the contract. A Fund may also enter into a contract to sell, for a fixed amount of U.S. dollars or other appropriate currency, the amount of foreign currency approximating the value of some or all of the Fund's securities denominated in such foreign currency.

At the maturity of a forward contract, a Fund may either sell a portfolio security and make delivery of the foreign currency, or it may retain the security and terminate its contractual obligation to deliver the foreign currency by purchasing an "offsetting" contract with the same currency trader, obligating it to purchase, on the same maturity date, the same amount of the foreign currency. A Fund may realize a gain or loss from currency transactions.

FUTURES AND OPTIONS ON FUTURES -- Futures contracts provide for the future sale by one party and purchase by another party of a specified amount of a specific security at a specified future time and at a specified price. An option on a futures contract gives the purchaser the right, in exchange for a premium, to assume a position in a futures contract at a specified exercise price during the term of the option. Stock index futures are futures contracts for various stock indices that are traded on registered securities exchanges. A stock index futures contract obligates the seller to deliver (and the purchaser to take) an amount of cash equal to a specific dollar amount times the difference between the value of a specific stock index at the close of the last trading day of the contract and the price at which the agreement is made. A Fund may use futures contracts and related options for bona fide hedging purposes, to offset changes in the value of securities held or expected to be acquired or be disposed of, to minimize fluctuations in foreign currencies, or to gain exposure to a particular market or instrument. A Fund will minimize the risk that it will be unable to close out a futures contract by only entering into futures contracts which are traded on national futures exchanges.

Risk Factors. Risks associated with these activities include: (1) the success of a hedging strategy may depend on an ability to predict movements in the prices of individual securities, fluctuations in markets, and movements in interest rates, (2) there may be an imperfect or no correlation between the changes in market value of the securities held by a Fund and the prices of futures and options on futures, (3) there may not be a liquid secondary market for a futures contract or option, (4) trading restrictions or limitations may be imposed by an exchange, and (5) government regulations may restrict trading in futures contracts and futures options.

MORTGAGE-BACKED SECURITIES -- Mortgage-backed securities are instruments that entitle the holder to a share of all interest and principal payments from mortgages underlying the security. The mortgages backing these securities include conventional thirty-year fixed-rate mortgages, graduated payment mortgages, and adjustable rate mortgages. During periods of declining interest rates, prepayment of mortgages underlying mortgage-backed securities can be expected to accelerate. Prepayment of mortgages which underlie securities purchased at a premium often results in capital losses, while prepayment of mortgages purchased at a discount often results in capital gains. Because of these unpredictable prepayment characteristics, it is often not possible to predict accurately the average life or realized yield of a particular issue.

Collateralized Mortgage Obligations (CMOs): CMOs are debt obligations or multiclass pass-through certificates issued by agencies or instrumentalities of the U.S. Government, or by private originators or investors in mortgage loans. In a CMO, series of bonds or certificates are usually issued in multiple classes. Principal and interest paid on the underlying mortgage assets may be allocated among the several classes of a series of a CMO in a variety of ways. Each class of a CMO, often referred to as a "tranche," is issued with a specific fixed or floating coupon rate and has a stated maturity or final distribution date. Principal payments on the underlying mortgage assets may cause CMOs to be retired substantially earlier then their stated maturities or final distribution dates, resulting in a loss of all or part of any premium paid.

OPTIONS -- A put option gives the purchaser of the option the right to sell, and the writer of the option the obligation to buy, the underlying security, commodity or index at any time during the option period. A call option gives the purchaser of the option the right to buy, and the writer of the option the obligation to sell, the underlying security at any time during the option period. The initial purchase (sale) of an option contract is an "opening transaction." In order to close out an option position, a Fund may enter into a "closing transaction," which is simply the sale (purchase) of an option contract on the same security with the same exercise price and expiration date as the option contract originally opened. The ability of a Fund to enter into closing transactions depends upon the existence of a liquid secondary market for such transactions.

A Fund may purchase put and call options on securities to protect against a decline in the market value of the securities in its portfolio or to protect against an increase in the cost of securities that the Fund may seek to purchase in the future. A Fund purchasing put and call options pays a premium therefor. The premium paid to the writer is the consideration for undertaking the obligations under the option contract. If price movements in the underlying securities are such that exercise of the options would not be profitable for the Fund, loss of the premium paid may be offset by an increase in the value of the Fund's securities or by a decrease in the cost of acquisition of securities by the Fund.

A Fund may write covered put and call options on securities as a means of increasing the yield on its portfolio and as a means of providing limited protection against decreases in its market value. When a Fund writes an option, if the underlying securities do not increase or decrease to a price level that would make the exercise of the option profitable to the holder thereof, the option generally will expire without being exercised and the Fund will realize as profit the premium received for such option. When a call option written by a Fund is exercised, the Fund will not participate in any increase in the price of such securities above the exercise price. When a put option written by a Fund is exercised, the Fund will be required to purchase the underlying securities at a price, in excess of the market value of such securities.

An International Fund also may purchase and write put and call options on foreign currencies to manage its exposure to exchange rates. Call options on foreign currencies written by a Fund will be "covered," which means that the Fund will own an equal amount of the underlying foreign currency. When a Fund writes a put option on foreign currencies, it will establish a segregated account containing cash or liquid, high grade debt securities with its custodian in an amount at least equal to the amount the Fund would be required to pay upon exercise of the put.

Additionally, a Fund may purchase and write put and call options on indices and enter into related closing transactions. Options on an index give the holder the right to receive, upon exercise of the option, an amount of cash if the closing level of the underlying index is greater than (or less than, in the case of puts) the exercise price of the option. All settlements are in cash, and gain or loss depends on price movements in the particular market represented by the index generally, rather than the price movements in individual securities. All options written on indices must be covered. When a Fund writes an option on an index, it will establish a segregated account containing cash or liquid, high grade debt securities with its custodian in an amount at least equal to the market value of the option and will maintain the account while the option is open or will otherwise cover the transaction.

A Fund may purchase and write options on an exchange or over-the-counter. Over-the-counter options (OTC options) differ from exchange-traded options in several respects. They are transacted directly with dealers and not with a clearing corporation, and therefore entail the risk of non-performance by the dealer. OTC options are available for a greater variety of securities and for a wider range of expiration dates and exercise prices than are available for exchange-traded options. Because OTC options are not traded on an exchange, pricing is done normally by reference to information from a market maker. It is the position of the Securities and Exchange Commission that OTC options are illiquid.

Risk Factors. Risks associated with options transactions include: (1) the success of a hedging strategy may depend on an ability to predict movements in the prices of individual securities, fluctuations in markets, and movements in interest rates; (2) there may be an imperfect correlation between the movement in prices of options and the securities underlying them; (3) there may not be a liquid secondary market for options; and (4) while a Fund will receive a premium when it writes covered call options, it may not participate fully in a rise in the market value of the underlying security.

REPURCHASE AGREEMENTS -- Repurchase agreements are agreements by which a Fund obtains a security and simultaneously commits to return the security to the seller at an agreed upon price on an agreed upon date within a number of days from the date of purchase. The custodian will hold the security as collateral for the repurchase agreement. A Fund bears a risk of loss in the event the other party defaults on its obligations and the Fund is delayed or prevented from exercising its right to dispose of the collateral or if the Fund realizes a loss on the sale of the collateral. Repurchase agreements are considered loans under the Investment Company Act of 1940.

REVERSE REPURCHASE AGREEMENTS -- Reverse repurchase agreements are agreements by which a Fund sells securities to financial institutions and simultaneously agrees to repurchase those securities at a mutually agreed-upon date and price. At the time a Fund enters into a reverse repurchase agreement, the Fund will place liquid assets having a value equal to the repurchase price in a segregated custodial account and monitor this account to ensure that equivalent value is maintained. Reverse repurchase agreements involve the risk that the market value of securities sold by a Fund may decline below the price at which the Fund is obligated to repurchase the securities. Reverse repurchase agreements are considered to be borrowings by a Fund under the Investment Company Act of 1940.

SECURITIES LENDING -- In order to generate additional income, a Fund may lend securities which it owns pursuant to agreements requiring that the loan be continuously secured by collateral consisting of cash or securities of the U.S. Government or its agencies equal to at least 100% of the market value of the securities lent. A Fund continues to receive income on the securities lent while simultaneously earning interest on the investment of cash collateral. Collateral is marked to market daily. There may be risks of delay in recovery of the securities or even loss of rights in the collateral should the borrower of the securities fail financially or become insolvent.

WARRANTS -- Warrants are instruments giving holders the right, but not the obligation, to buy shares of a company at a given price during a specified period.

WHEN-ISSUED AND DELAYED DELIVERY SECURITIES -- When-issued or delayed delivery basis transactions involve the purchase of an instrument with payment and delivery taking place in the future. Delivery of and payment for these securities may occur a month or more after the date of the purchase commitment. A Fund will maintain with the custodian a separate account with liquid high-grade debt securities or cash in an amount at least equal to these commitments. The interest rate realized on these securities is fixed as of the purchase date and no interest accrues to the Fund before settlement. These securities are subject to market fluctuation due to changes in market interest rates and it is possible that the market value at the time of settlement could be higher or lower than the purchase price if the general level of interest rates has changed. Although a Fund generally purchases securities on a when-issued or forward commitment basis with the intention of actually acquiring securities for its portfolio, a Fund may dispose of a when-issued security or forward commitment prior to settlement if it deems appropriate.

Additional information on other permitted investments can be found in the SAI.


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COMPASS FUNDS(R)



INVESTMENT ADVISER
Midlantic Bank, N.A.
499 Thornall Street
P.O. Box 600
Edison, New Jersey 08818

SUB-INVESTMENT ADVISER
(EQUITY INCOME AND GROWTH FUNDS)
Wellington Management Corporation
75 State Street
Boston, Massachusetts 02109

SUB-INVESTMENT ADVISER
(SMALL COMPANY FUND)
Wall Street Associates
1200 Prospect Street, Suite 100
P.O. Box 8589
La Jolla, California 92038

SUB-INVESTMENT ADVISER
(INTERNATIONAL EQUITY FUND)
Seligman Henderson Co.
100 Park Avenue
New York, New York 10017

ADMINISTRATOR
SEI Financial Management Corporation
680 East Swedesford Road
Wayne, Pennsylvania 19087

DISTRIBUTOR
SEI Financial Services Company
680 East Swedesford Road
Wayne, Pennsylvania 19087

LEGAL COUNSEL
Morgan, Lewis & Bockius
2000 One Logan Square
Philadelphia, Pennsylvania 19103

AUDITORS
Coopers & Lybrand L.L.P.
2400 Eleven Pennsylvania Center
Philadelphia, Pennsylvania 19103




             THE COMPASS CAPITAL
              GROUP OF FUNDS(R)

        PERSON-TO-PERSON MUTUAL FUNDS



                   EQUITY
                    AND
                  BALANCED
                   FUNDS


          - EQUITY INCOME FUND
             - GROWTH FUND
          - SMALL COMPANY FUND
       - INTERNATIONAL EQUITY FUND
             - BALANCED FUND

        FOR CAPITAL APPRECIATION AND
       VARYING DEGREES OF INCOME FROM
          COMMON STOCK INVESTMENTS

             PROSPECTUS DATED
               JULY 1, 1995


                Managed by
             [MIDLANTIC LOGO]



Midlantic is a registered service mark of Midlantic Corporation

COM-F-002-08


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